Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

Tennant Company Reports 2009 Fourth Quarter and Full Year Results

Quarterly net sales increased year over year for first time in five quarters;
Quarterly EPS was $0.35 versus year earlier loss;
Gross margins reached 41% for the year, meeting company’s objective;
Company generated $75 million in cash from operations in 2009 and further reduced debt;
Higher sales and profitability anticipated in 2010

MINNEAPOLIS, Minn., February 23, 2010—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer world, today reported net earnings of $6.7 million, or $0.35 per diluted share, on net sales of $164.2 million for the fourth quarter ended December 31, 2009. The results included a $0.10 per diluted share benefit from a United Kingdom business reorganization and a $0.01 loss per diluted share from discrete net unfavorable tax items. In the comparable quarter a year ago, Tennant had a net loss of $16.9 million, or a $0.93 loss per diluted share, on net sales of $153.3 million. The year earlier loss included pretax charges of $19.8 million, or an $0.88 loss per diluted share, for restructuring activities.
Chris Killingstad, Tennant company’s president and chief executive officer, said, “We posted sequential sales gains for the third consecutive quarter in the 2009 fourth quarter, and we are pleased to return to year-over-year sales growth for the first time since the third quarter of 2008. While we continued to face difficult selling conditions, we were encouraged by the sales growth in North America and China in the 2009 fourth quarter.”
Tennant generated $75.2 million in cash from operations in 2009 versus $37.4 million in 2008. Throughout the year, the company paid down debt and ended 2009 with debt of $34.2 million compared to $95.3 million a year earlier. At 2009 year-end, total cash was $18.1 million compared to $29.3 million a year ago. Tennant raised its quarterly dividend in the 2009 fourth quarter by 8 percent to $0.14 per share. The company has increased its annual cash dividend payout for 38 consecutive years.
Consistent with its guiding principles, Tennant adjusted to 2009’s low growth economy, without sacrificing the company’s long-term potential; prudently allocated scarce resources to initiatives that position the company to deliver against controllable objectives, such as savings from global, low-cost sourcing and lean manufacturing initiatives and investments in key research and development projects; and optimized cash through conservative planning, discipline in capital expenditures and a focus on working capital management.

(more)

Page 2 - Tennant Company Reports 2009 Fourth Quarter and Full Year Results

Operating Review
Tennant’s consolidated net sales of $164.2 million for the 2009 fourth quarter increased 7.1 percent over the prior year fourth quarter and were higher than the $128.6 million, $148.6 million, and $154.4 million of sales for the first, second, and third quarters of 2009, respectively. For the 2009 fourth quarter, consolidated net sales benefited from a favorable foreign currency exchange effect of approximately 5 percent. Organic sales, which exclude the foreign currency impact, grew approximately 2 percent.
By geography, North America reported a fourth quarter year-over-year sales gain of 6.8 percent, including a favorable foreign currency impact of approximately 0.5 percent. In Europe, the Middle East and Africa, sales rose 0.2 percent. Excluding a favorable foreign currency impact of approximately 9 percent, organic sales declined approximately 9 percent in the region attributable to continued weakness in the Middle East and Eastern Europe, while the company’s two largest markets in Europe—France and the United Kingdom—posted sales growth compared to a year ago. In Tennant’s Other International markets, sales rose 25.1 percent, consisting of a favorable foreign currency impact of approximately 14 percent and organic sales growth of approximately 11 percent, driven by strong sales in China.
Tennant’s gross profit margin for the 2009 fourth quarter was 41.6 percent, up from 36.4 percent a year earlier due primarily to tight spending controls, flexible production management and a favorable inventory adjustment. According to Killingstad, “We have stated that a primary goal was to have a gross margin in the 41 percent range for 2009. We are pleased that we achieved this objective during a challenging economic environment.”
For the 2009 fourth quarter, selling and administrative expenses (S&A) totaled $56.0 million, or 34.1 percent of net sales, compared with $71.7 million a year earlier which included $19.8 million for restructuring activities. Fourth quarter 2009 S&A rose sequentially from the $51.8 million, or 33.5 percent of net sales, in the 2009 third quarter due to higher sales and marketing expenses for new product launches, higher incentives due to strong fourth quarter sales and cash generation, and severance related to consolidation and reallocation of resources throughout the business as a result of ongoing efforts to optimize the company’s cost structure.
Tennant’s 2009 fourth quarter operating profit was $6.3 million, or 3.8 percent of sales, versus an operating loss of $2.6 million a year ago, or a negative operating margin of 1.7 percent, excluding the $19.8 million for restructuring activities.

New Products
Throughout 2009, Tennant’s industry leading ec-H2Otm technology that converts plain tap water into a powerful cleaning agent without any added chemicals has gained momentum in the marketplace with sales exceeding expectations. Today, Tennant offers 11 scrubbers with ec-H2O technology, six walk-behind scrubbers that were introduced in 2008 and five rider scrubbers that followed in 2009. Killingstad said, “We launched scrubbers equipped with ec-H2O technology in the second quarter of 2008 and despite economic headwinds we achieved $17 million of sales in 2008. We tripled that to $50 million

(more)

Page 3 - Tennant Company Reports 2009 Fourth Quarter and Full Year Results

of sales in 2009 and we expect a significant increase in sales of ec-H2O scrubbers in 2010. The number of ec-H2O-equipped scrubbers sold in 2009 supports our belief that this technology platform bolstered sales and market share even during a difficult economy. Success with our breakthrough ec-H2O technology was the major contributor to 41 percent of Tennant’s 2009 equipment sales coming from products introduced in the past three years, which exceeded our perennial goal of 30 percent.”

Full Year Results
The worldwide recession caused lower year-over-year demand for Tennant’s cleaning equipment and service for the first three quarters of the year, until the company posted sales growth in the 2009 fourth quarter. For the full year, Tennant’s consolidated net sales of $595.9 million decreased 15.0 percent versus the $701.4 million in 2008, with acquisitions contributing approximately 1 percent and unfavorable foreign currency exchange effects reducing sales by approximately 3 percent. Organic sales, excluding the effects of acquisitions and foreign currency exchange, declined approximately 13 percent. Tennant reported a 2009 net loss of $26.2 million, or a loss of $1.42 per diluted share. The results include the impact of two special items from the first quarter: a non-cash pretax goodwill impairment charge of $43.4 million, or a $2.29 loss per diluted share; and a benefit of $1.3 million, or a $0.07 gain per diluted share, from a revision to the reserve for workforce reduction severance and related costs associated with the restructuring program announced in the 2008 fourth quarter. Further, 2009 results benefited from discrete net favorable tax items of $0.6 million, or $0.03 per diluted share in the third and fourth quarters combined; and a net income benefit from a United Kingdom business reorganization of $1.9 million, or $0.10 per diluted share in the fourth quarter. Adjusted EPS in 2009, excluding these special items, was $0.67. (See the Supplemental Financial Table on pages 9-10.) For 2008, Tennant’s full year net earnings totaled $10.6 million, or $0.57 per diluted share. In addition to the fourth quarter 2008 restructuring charges, other special items affected 2008 results. Excluding special items, adjusted EPS in 2008 was $1.36. (See the Supplemental Financial Table for details.)
Said Killingstad, “Reflecting on 2009, Tennant executed well in a tough economic environment. Despite the year-over-year decrease in revenues, our full year gross profit margin was 41.3 percent, an increase of 50 basis points compared to 40.8 percent in the prior year. We also saved more than $15 million from our restructuring actions and, at the same time, maintained our focus on driving innovation through new products.”

Business Outlook
While Tennant saw improvement in its performance in the 2009 fourth quarter, the company has limited visibility into future quarters and order patterns remain unpredictable. Therefore, Tennant will continue to manage the business conservatively. The company’s financial outlook includes the following expectations for 2010:
•	Improving, but still sluggish, economic conditions worldwide;
•	A favorable foreign currency impact on sales in the range of 1 to 3 percent;

(more)

Page 4 - Tennant Company Reports 2009 Fourth Quarter and Full Year Results

•	A gross margin in the range of 41 to 42 percent;
•	Research and development expense approaching 4 percent but still within the targeted range of 3 to 4 percent of sales; and
•	Capital expenditures in the range of $13 million to $15 million.
Based on these expectations, Tennant anticipates earnings for the full year of 2010 to be in the range of $0.70 to $1.00 per diluted share on net sales in a range of $615 million to $645 million.
Killingstad concluded, “We look forward to increased sales and profitability in 2010, along with continued investment in key initiatives to help secure our long-term future. Our strategic priorities are to run the business better and more cost effectively, and to grow the business through value-added products and solutions, new technologies and market expansion.”

Conference Call
Tennant will host a conference call to discuss the fourth quarter and full year results today, February 23, 2010, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available via webcast on the investor portion of Tennant's website. To listen to the call live, go to www.tennantco.com and click on Investor Relations. A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

Company Profile
Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and specialty surface coatings for protecting, repairing and upgrading concrete floors. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

Forward-Looking Statements
Certain statements contained in this document, as well as other written and oral statements made by us from time to time, are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; our ability to effectively manage organizational changes; our ability to optimize the allocation of resources to our strategic objectives; the competition in our business; our ability to acquire, retain and protect proprietary intellectual property rights; our ability to maintain and manage our computer systems and data; the occurrence of a significant business interruption; unforeseen product liability claims or product quality issues; fluctuations in the cost or availability of raw materials and purchased components; our ability to comply with laws and regulations; and the relative strength of the U.S. dollar, which affects the cost of our materials and products purchased and sold internationally.

(more)

Page 5 - Tennant Company Reports 2009 Fourth Quarter and Full Year Results

We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under "Risk Factors."
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Non-GAAP Financial Measures
This news release includes presentations of non-GAAP measures that include or exclude special items. Management believes that the non-GAAP measures provide useful information to investors regarding the company’s results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company’s operating performance for the current, past or future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends, and to gain an understanding of the comparative operating performance of the company. See the Supplemental Non-GAAP Financial Table on pages 9 and 10.

FINANCIAL TABLES FOLLOW

(more)

Page 6 - Tennant Company Reports 2009 Fourth Quarter and Full Year Results

TENNANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except share and per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008

Net Sales	$164,223	$153,285	$595,875	$701,405
Cost of Sales	95,827	97,430	349,767	415,155
Gross Profit	68,396	55,855	246,108	286,250
Gross Margin	41.6%	36.4%	41.3%	40.8%

Operating Expense:
Research and Development Expense	6,142	6,522	22,978	24,296
Selling and Administrative Expense	55,988	71,727	202,260	243,614
Goodwill Impairment Charge	-	-	43,363	-
Gain on Divestiture of Assets	-	-	-	(229)
Total Operating Expense	62,130	78,249	268,601	267,681

Profit (Loss) from Operations	6,266	(22,394)	(22,493)	18,569
Operating Margin	3.8%	(14.6%)	(3.8%)	2.6%

Other Income (Expense):
Interest Income	92	208	393	1,042
Interest Expense	(540)	(1,117)	(2,830)	(3,944)
Net Foreign Currency Transaction (Losses) Gains	(557)	(557)	(412)	1,368
ESOP Income	250	436	990	2,219
Other Expense, Net	59	(91)	32	(1,679)
Total Other Expense, Net	(696)	(1,121)	(1,827)	(994)

Profit (Loss) Before Income Taxes	5,570	(23,515)	(24,320)	17,575
Income Tax (Benefit) Expense	(1,145)	(6,626)	1,921	6,951

Net Earnings (Loss)	$6,715	$(16,889)	$(26,241)	$10,624

Net Earnings (Loss) per Share
Basic	$0.36	$(0.93)	$(1.42)	$0.58
Diluted	$0.35	$(0.93)	$(1.42)	$0.57

Weighted Average Common Shares Outstanding:
Basic	18,628,797	18,174,059	18,507,772	18,303,137
Diluted	19,094,615	18,174,059	18,507,772	18,581,840

GEOGRAPHICAL NET SALES(1) (Unaudited)

	Three Months Ended			Twelve Months Ended
(In thousands)	December 31			December 31
			% of			% of
	2009	2008	Change	2009	2008	Change
North America	$94,165	$88,166	6.8%	$345,766	$402,174	(14.0%)
Europe, Middle East, Africa	46,006	45,896	0.2%	177,829	217,594	(18.3%)
Other International	24,052	19,223	25.1%	72,280	81,637	(11.5%)

Total	$164,223	$153,285	7.1%	$595,875	$701,405	(15.0%)

(more)

Page 7 - Tennant Company Reports 2009 Fourth Quarter and Full Year Results

TENNANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)	December 31
	2009	2008
Assets
CURRENT ASSETS
Cash and Cash Equivalents	$18,062	$29,285
Receivables, Net	121,203	123,812
Inventories	56,646	66,828
Prepaid Expenses	10,295	18,131
Deferred Income Taxes, Current Portion	9,362	12,048
Other Current Assets	344	315
Total Current Assets	215,912	250,419

Property, Plant and Equipment	287,915	278,812
Accumulated Depreciation	(190,698)	(175,082)
Property, Plant and Equipment, Net	97,217	103,730

Deferred Income Taxes, Long-Term Portion	7,911	6,388
Goodwill	20,181	62,095
Intangible Assets, Net	29,243	28,741
Other Assets	7,262	5,231
Total Assets	$377,726	$456,604

Liabilities and Shareholders' Equity
CURRENT LIABILITIES
Current Debt	$4,019	$3,946
Accounts Payable	42,658	26,536
Employee Compensation and Benefits	28,092	23,334
Income Taxes Payable	3,982	3,154
Other Current Liabilities	37,401	50,189
Total Current Liabilities	116,152	107,159

LONG-TERM LIABILITIES
Long-Term Debt	30,192	91,393
Employee-Related Benefits	31,848	29,059
Deferred Income Taxes, Long-Term Portion	7,417	11,671
Other Liabilities	7,838	7,418
Total Long-Term Liabilities	77,295	139,541

Total Liabilities	193,447	246,700

SHAREHOLDERS’ EQUITY
Preferred Stock	-	-
Common Stock	7,032	6,857
Additional Paid-In Capital	7,772	6,649
Retained Earnings	192,584	223,692
Accumulated Other Comprehensive Loss	(23,109)	(26,391)
Receivable from ESOP	-	(903)
Total Shareholders’ Equity	184,279	209,904
Total Liabilities and Shareholders’ Equity	$377,726	$456,604

(more)

Page 8 - Tennant Company Reports 2009 Fourth Quarter and Full Year Results

TENNANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Twelve Months Ended
(in thousands)	December 31
	2009	2008
OPERATING ACTIVITIES
Net (Loss) Earnings	$(26,241)	$10,624

Adjustments to Net (Loss) Earnings to arrive at Operating Cash Flow:
Depreciation	19,632	20,360
Amortization	3,171	2,599
Deferred Tax Benefit	(1,433)	(3,525)
Goodwill Impairment Charge	43,363	-
Stock-Based Compensation Expense (Benefit)	1,809	(1,227)
ESOP Income (Expense)	426	(498)
Tax Benefit on ESOP	6	29
Provision for Doubtful Accounts and Returns	1,253	4,007
Other, Net	(77)	1,344
Changes in Operating Assets and Liabilities, Excluding the Impact of Acquisitions:
Accounts Receivable	1,889	5,574
Inventories	10,476	(2,258)
Accounts Payable	18,679	(8,620)
Employee Compensation and Benefits and Other Accrued Expenses	(3,061)	16,302
Income Taxes Payable/Prepaid	4,320	(11,247)
Other Assets and Liabilities	973	3,930
Net Cash Provided by Operating Activities	75,185	37,394

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(11,483)	(20,790)
Proceeds from Disposals of Property, Plant and Equipment	311	808
Acquisition of Businesses, Net of Cash Acquired	(2,162)	(81,845)
Net Cash Used for Investing Activities	(13,334)	(101,827)

FINANCING ACTIVITIES
Change in Short-Term Borrowings, Net	3	(1,039)
Payments of Long-Term Debt	(67,212)	(4,969)
Issuance of Long-Term Debt	82	87,500
Purchases of Common Stock	-	(14,349)
Proceeds from Issuances of Common Stock	914	1,872
Tax Benefit on Stock Plans	114	892
Dividends Paid	(9,861)	(9,551)
Principal Payment from ESOP	1,892	1,719
Net Cash (Used for) Provided by Financing Activities	(74,068)	62,075

Effect of Exchange Rate Changes on Cash and Cash Equivalents	994	(1,449)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(11,223)	(3,807)

Cash and Cash Equivalents at Beginning of Year	29,285	33,092

CASH AND CASH EQUIVALENTS AT END OF YEAR	$18,062	$29,285

(more)

Page 9 - Tennant Company Reports 2009 Fourth Quarter and Full Year Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008

Net Sales	$164,223	$153,285	$595,875	$701,405

Cost of Sales	95,827	97,430	349,767	415,155
Gross Profit	68,396	55,855	246,108	286,250
Gross Margin	41.6%	36.4%	41.3%	40.8%

Operating Expense:
Research and Development Expense	6,142	6,522	22,978	24,296
Selling and Administrative Expense	55,988	71,727	202,260	243,614
Goodwill Impairment Charge	-	-	43,363	-
Gain on Divestiture of Assets	-	-	-	(229)
Total Operating Expense	62,130	78,249	268,601	267,681

Profit (Loss) from Operations - as reported	$6,266	$(22,394)	$(22,493)	$18,569
Operating Margin	3.8%	(14.6%)	(3.8%)	2.6%
Adjustments:
Goodwill Impairment Charge	-	-	43,363	-
Restructuring Charge	-	19,755	-	19,755
Workforce Reduction Reserve Revision	-	-	(1,328)	-
Gain on Divestiture of Assets	-	-	-	(229)
Legal Settlement Expenses	-	-	-	1,721
Profit (Loss) from Operations - as adjusted	$6,266	$(2,639)	$19,542	$39,816
Operating Margin	3.8%	(1.7%)	3.3%	5.7%

Other Income (Expense):
Interest Income	92	208	393	1,042
Interest Expense	(540)	(1,117)	(2,830)	(3,944)
Net Foreign Currency Transaction (Losses) Gains	(557)	(557)	(412)	1,368
ESOP Income	250	436	990	2,219
Other Income (Expense), Net	59	(91)	32	(1,679)
Total Other Expense, Net	(696)	(1,121)	(1,827)	(994)

Profit (Loss) Before Income Taxes - as reported	$5,570	$(23,515)	$(24,320)	$17,575
Adjustments:
Goodwill Impairment Charge	-	-	43,363	-
Restructuring Charge	-	19,755	-	19,755
Workforce Reduction Reserve Revision	-	-	(1,328)	-
Gain on Divestiture of Assets	-	-	-	(229)
Legal Settlement Expenses	-	-	-	1,721
Curtailed Acquisitions Expenses	-	-	-	724
Net Foreign Currency Gain from Forward Contracts	-	-	-	(2,671)
Foreign Currency Loss from UK Business Reorganization	426	-	426	-
Profit (Loss) Before Income Taxes - as adjusted	$5,996	$(3,760)	$18,141	$36,875

(more)

Page 10 - Tennant Company Reports 2009 Fourth Quarter and Full Year Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE (cont.)

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
Income Tax Expense (Benefit) - as reported	$(1,145)	$(6,626)	$1,921	$6,951
Adjustments:
Goodwill Impairment Charge	-	-	1,074	-
Restructuring Charge	-	3,468	-	3,468
Workforce Reduction Reserve Revision	-	-	(79)	-
Gain on Divestiture of Assets	-	-	-	(87)
Legal Settlement Expenses	-	-	-	649
Curtailed Acquisitions Expenses	-	-	-	273
Net Foreign Currency Gain from Forward Contracts	-	-	-	(962)
Foreign Currency Loss from UK Business Reorganization	-	-	-	-
Tax Benefit from UK Business Reorganization	2,290	-	2,290	-
Discrete Tax Items	(218)	-	614	1,353
Income Tax Expense (Benefit) - as adjusted	$927	$(3,158)	$5,820	$11,645

Net Earnings (Loss) - as reported	$6,715	$(16,889)	$(26,241)	$10,624
Adjustments:
Goodwill Impairment Charge	-	-	42,289	-
Restructuring Charge	-	16,287	-	16,287
Workforce Reduction Reserve Revision	-	-	(1,249)	-
Gain on Divestiture of Assets	-	-	-	(142)
Legal Settlement Expenses	-	-	-	1,072
Curtailed Acquisitions Expenses	-	-	-	451
Net Foreign Currency Gain from Forward Contracts	-	-	-	(1,709)
Foreign Currency Loss from UK Business Reorganization	426	-	426	-
Tax Benefit from UK Business Reorganization	(2,290)	-	(2,290)	-
Discrete Tax Items	218	-	(614)	(1,353)
Net Earnings (Loss) - as adjusted	$5,069	$(602)	$12,321	$25,230

Earnings (Loss) per Share:
Basic	$0.36	$(0.93)	$(1.42)	$0.58
Diluted Earnings (Loss) per Share - as reported	$0.35	$(0.93)	$(1.42)	$0.57
Adjustments:
Goodwill Impairment Charge	-	-	2.29	-
Restructuring Charge	-	0.88	-	0.88
Workforce Reduction Reserve Revision	-	-	(0.07)	-
Gain on Divestiture of Assets	-	-	-	(0.01)
Legal Settlement Expenses	-	-	-	0.06
Curtailed Acquisitions Expenses	-	-	-	0.02
Net Foreign Currency Gain from Forward Contracts	-	-	-	(0.09)
Foreign Currency Loss from UK Business Reorganization	0.02	-	0.02	-
Tax Benefit from UK Business Reorganization	(0.12)	-	(0.12)	-
Discrete Tax Items	0.01	-	(0.03)	(0.07)

Diluted Earnings (Loss) per Share - as adjusted	$0.26	$(0.05)	$0.67	$1.36